ATM SERVICE AGREEMENT

AMENDMENT NO. 1

VAULTING CASH AGREEMENT

THIS AMENDMENT No. 1 TO A CERTAIN ATM SERVICE AGREEMENT ("Agreement") is entered into as of September 14, 2011 between Charta Systems, Inc., a Utah wholly owned subsidiary of City Media, Inc. a Utah corporation ("CHARTA"), and Wasatch ATM, LLC a Utah Limited liability corporation (“WASATCH”).

RECITALS:

A.              CHARTA owns or otherwise controls various automated teller machines.

B.              WASATCH entered into an ATM Service Agreement with CHARTA on May 28, 2008 that is currently valid and in full effect.

C.              CHARTA desires to enter into a cash arrangement with WASATCH pursuant to which WASATCH will place vault cash of WASATCH in certain automated teller machines of CHARTA (the "ATMs").

D.              This Amendment No. 1 is limited to replacing Item 1.2 “Vaulting Services” of the ATM Service Agreement as entered into on May 28, 2008.

THEREFORE, in consideration of the premises, CHARTA and WASATCH agree as follows:

1.              Vault Cash.

(1)              CHARTA agrees to allow WASATCH to place WASATCH's vault cash ("Vault Cash") in the ATMs from time to time in such amounts as WASATCH may desire. WASATCH shall arrange for Vault Cash to be delivered by WASATCH's designated carriers to specific ATMs at specific locations as agreed to from time to time by WASATCH and CHARTA. WASATCH shall approve all designated carriers, and such approval will not be unreasonably withheld, that will handle WASATCH's Vault Cash and will approve the location of any ATMs  subject to this Agreement.

(2)              CHARTA agrees that at all times the Vault Cash shall be the property of WASATCH, and WASATCH agrees to indemnify and hold harmless CHARTA for any damage to, or loss of, Vault Cash delivered to any ATMs until the Vault Cash has been successfully returned to WASATCH or its designated carrier.

               (3)              At all times WASATCH shall have the full ownership, title, use, rights and benefits to all Vault Cash located in any ATM.

(4)              CHARTA agrees that all Vault Cash can be retrieved from any ATMs by WASATCH at WASATCH's sole discretion and option and without consent from, or notice to, CHARTA.

(5)               All Vault Cash placed in any ATM shall at all times be the sole property of WASATCH and shall not be subject to any manner of set off rights, lien, security interest, attachment, seizure or other process or agreement by or relating to the property of CHARTA. CHARTA shall take all necessary steps to identify and protect WASATCH's ownership rights in the Vault Cash.

(6)              All Vault Cash placed in an ATM pursuant to this Agreement will be considered "vault cash" of WASATCH for the purposes of reporting pursuant to Regulation D of the Federal Reserve Board (12 CFR 204) until such time that the currency may be dispensed from an ATM. CHARTA shall not report, treat or consider such currency as "vault cash" for any reporting purposes or otherwise.

(7)              CHARTA shall furnish such assistance as WASATCH may reasonably request in order for WASATCH to comply with any regulatory, record keeping or reporting requirements applicable to WASATCH with respect to the ATMs or the Vault Cash.

(8)              CHARTA will pay a fixed monthly fee of $400 for the service of the Vault Cash referred to in this Amendment.

2.              Delivery of Vault Cash.

(1)              WASATCH shall arrange for WASATCH's designated carriers to load and unload Vault Cash from the ATMs. The Vault Cash shall be delivered in denominations acceptable to WASATCH agreed to from time to time between WASATCH and CHARTA. The designated carriers shall be retained by, considered the independent contractors of, and be directed solely by WASATCH at all times and for all purposes under this Agreement. At WASATCH's request, CHARTA shall provide each of WASATCH's designated carriers with irrevocable written instructions acknowledging that CHARTA has no rights in the Vault Cash and granting such carrier access to all ATMs to allow the carrier to add or retrieve any Vault Cash from any ATM at any time without consent from, or notice to, CHARTA.

(2)              The initial ATMs to be subject to this Agreement are described on Schedule 1 hereto. To add a new ATM to this Agreement, ATM Owner shall notify WASATCH in writing, which notice shall specify the location, projected opening date, anticipated quantity and denomination of Vault Cash needed, hours of operation, and such other information as WASATCH may require with respect to the new ATM. WASATCH will notify CHARTA following receipt of such notice if WASATCH will consent to adding the new ATM to this Agreement. WASATCH shall be under no obligation to consent to the adding of any additional ATMs to this Agreement. If the consent is given, CHARTA and WASATCH will at CHARTA's cost establish a mutually agreeable initial cash limit for the new ATM pursuant to an amendment to Schedule 1. Upon approval and establishment of the new cash limit, the ATM will be considered subject in all respects to the provisions of this Agreement.

3.              ATM Transactions.

(1)              Vault Cash placed in an ATM shall be dispensed only to customers of participants in the Networks by means of an access device approved by, and subject to an acceptable contractual arrangement with, WASATCH and pursuant to agreements between WASATCH and the institutions participating in the  Networks. All computer access, processing, and transmissions at the ATMs will be done at CHARTA's cost.

(2)              CHARTA shall at all times abide by, and operate in accordance with, all applicable laws, rules and regulations with respect to the ATMs, including rules and regulations requiring consumer disclosures and warnings, rules relating to the ownership and operation of ATMs including the by-laws and operating regulations of the Networks, Regulation E of the Federal Reserve Board (12 CFR 205 et seq.), ATM safety laws, and all other applicable federal and state laws.

(3)              WASATCH shall establish from time to time cash limits for each ATM covered by this Agreement. The cash limit shall be determined on estimated cash needs for each ATM with restocking of approximately two (2) times per month or upon a schedule mutually agreed to by WASATCH and CHARTA. WASATCH may, from time to time, in its sole discretion, which discretion may not be unreasonably withheld, agree to allow Vault Cash in excess of the cash limit for any particular ATM upon the request of ATM Owner based upon seasonal use and needs of a particular ATM. Notwithstanding the foregoing, WASATCH shall have no liability if inadequate Vault Cash is in an ATM at any time. The owner may use insurance benefits due owner to the extent any loss is subject to insurance coverage.

(4)              CHARTA shall also obtain and maintain at CHARTA's expense all permits and licenses required to operate each ATM.

4.              Settlement for Disbursements of Vault Cash.

(1)              WASATCH shall be responsible for, and indemnify and hold harmless CHARTA with respect to, any Vault Cash dispensed or removed from an ATM other than by WASATCH or WASATCH's authorized carrier, except whereas the cash was removed by a representative of CHARTA. WASATCH shall be fully liable hereunder for all Vault Cash placed in an ATM regardless if the amount of Vault Cash exceeds any established cash limit.

(2)              WASATCH shall establish one or more accounts or subaccounts (each an "Account") at WASATCH (or in WASATCH's name if at another financial institution) for the purpose of depositing the gross amount of all settlement proceeds, Network interchange receipts, ATM surcharges, and credit and debit adjustments, and any other amounts due to WASATCH by CHARTA hereunder, including any amounts of Vault Cash dispensed or removed from an ATM. Unless otherwise agreed, all settlement charges will go into a settlement account while network interchange receipts, ATM surcharges and credit and debit adjustments will go directly to CHARTA. All Accounts shall be non-interest bearing unless otherwise agreed to in writing by WASATCH and CHARTA.

5.              Risk of Loss.

WASATCH shall bear all risk of loss, theft, damage, destruction, fraud or incorrect dispensing of any Vault Cash placed in any ATM pursuant to this Agreement, and CHARTA shall indemnify and hold harmless WASATCH pursuant to Section 8 hereof with respect to any cost, damage or loss CHARTA may occasion as a result thereof, subject to any insurance benefits due owner.

6.              Indemnity.

WASATCH agrees to indemnify and hold harmless CHARTA from and against any and all losses, liabilities, claims by third parties (including any carriers, the Networks, any computer or telecommunications provider, or any other party engaged by WASATCH to provide services or support hereunder), damages, costs and expenses of any and every kind (including attorney's fees and expenses) to which WASATCH may incur or be subjected to and arising out of or attributed, directly or indirectly, to the provision of Vault Cash to any ATM or to the performance or non-performance of any other services or of any obligations under this Agreement, provided, however, that CHARTA shall not be obligated to indemnify WASATCH against any loss resulting from WASATCH's gross negligence or willful misconduct.

7.              Term and Termination.

This Agreement shall be effective for two (2) years from the date set forth on page one hereof and shall be automatically extended for successive annual renewal terms, unless either party shall deliver written notice to the other party of cancellation at least sixty (60) days prior to the end of any term; provided that CHARTA may cancel this Agreement for cause or regulatory need upon twenty-four (24) hours notice.  This Agreement shall be automatically terminated immediately if its continuation would result in a violation of any law or regulation, or if a regulatory authority determines, through staff opinion or otherwise, that currency placed in an ATM or with a designated carrier(s) pursuant to Section 1 of this Agreement is not "vault cash" as defined in 12 CFR 204.2(k) of Federal Reserve Regulation D.

8.              WASATCH Performance by Independent Contractors.

WASATCH shall be authorized to delegate some, or all, of its obligations under this Agreement to one or more independent contractors for the performance of WASATCH's duties hereunder. Charta is hereby authorized to deal with other contractors as to whom Charta is notified in writing by WASATCH as being a contractor for matters under this Agreement. All acts of CDS or any other such independent contractor under this Agreement shall constitute acts of WASATCH for all purposes hereof.

9.              Default.

If Charta fails to maintain sufficient funds in the Accounts as required herein, if Charta shall fail to pay any amounts otherwise due WASATCH on a timely basis (without any demand or notice, both of which are hereby expressly waived), if WASATCH is unable to access any ATM for any reason, if any attachment, garnishment, levy or action is filed against Charta or any of its property, or if there is filed by or against Charta any bankruptcy or insolvency proceedings, then WASATCH may, at its option, do any one or more of the following, any combination thereof, or pursue any other remedy provided at law or equity:

(1)              Immediately set off any and all accounts, funds or property of Charta that may be held by WASATCH or any account controlled by or in the name of WASATCH, including the Accounts and the Escrow Accounts;

               (2)              Remove all Vault Cash from any or all of the ATMs without consent from, or notice to, CHARTA;

(3)              Bring suit against CHARTA for any and all losses sustained by WASATCH;

(4)              Seek any injunctive and other equitable relief that may be necessary in order to protect the Vault Cash and WASATCH's rights hereunder, CHARTA expressly recognizing that an adequate remedy at law will not exist for WASATCH in the event CHARTA breaches its obligations hereunder, and CHARTA expressly consents to the issuance of a temporary restraining order or injunction without notice to CHARTA;

(5)              Bring a suit for specific performance against CHARTA to compel CHARTA to perform its obligations hereunder, including the right to obtain a mandatory injunction compelling the CHARTA's performance; and

(6)              Any and all other relief afforded by applicable law.

CHARTA shall be liable for, and agrees to pay, any and all legal fees and costs that WASATCH may incur in connection with any remedy sought by WASATCH hereunder.  CHARTA further recognizes that the Vault Cash constitutes an asset of WASATCH and that any wrongful appropriation, control or taking of the Vault Cash by ATM Owner or anyone within its control shall constitute a criminal offense under both state and federal law and subject CHARTA to all applicable civil and criminal actions and penalties, including incarceration.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Wasatch ATM, LLC

By:	/s/Calvin K. Jones
Name:	Calvin K. Jones
Title:	Managing Partner

Charta Systems, Inc.

By:	/s/Thomas J. Howells
Name:	Thomas J. Howells
Title:	President

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